SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)*

SeaChange International, Inc.
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
811699107
(CUSIP Number)
December 11, 2018
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G/A1

CUSIP No.	811699107	Page 2 of 6 Pages

1		NAME OF REPORTING PERSON
Karen Singer
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,312,731
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
4,312,731
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,312,731
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.1%[1]
12		TYPE OF REPORTING PERSON
IN

[1]	The percentage reported in this Schedule 13G is based upon 35,749,131 Common Stock outstanding according to the 10-Q filed by the Issuer on December 10, 2018.

SCHEDULE 13G/A1

CUSIP No.	811699107	Page 3 of 6 Pages

1		NAME OF REPORTING PERSON
TAR Holdings LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,312,731[2]
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
4,312,731[3]
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,312,731
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.1%[4]
12		TYPE OF REPORTING PERSON
OO

[2]	Mrs. Singer has sole voting power with respect to all the shares held by TAR Holdings LLC.
[3]	Mrs. Singer has sole dispositive power with respect to all of the shares held by TAR Holdings LLC.
4	See FN 1.

Page 4 of 6 Pages

Item 1(a).	Name of Issuer:	SeaChange International, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Office:	50 Nagog Park Acton, MA 01720

Item 2(a).	Name of Person Filing:	Karen Singer

Item 2(b).	Address of Principal Business Office or, if None, Residence:	212 Vaccaro Drive Cresskill, NJ 07626

Item 2(c).	Citizenship:	U.S.A.

Item 2(d).	Title of Class of Securities:	Common Stock, $0.01 par value

Item 2(e).	CUSIP Number:	811699107

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4.	OWNERSHIP: The reporting person has sole voting and dispositive power with respect to 4,312,731 of the reported securities as the managing member of Tar Holdings LLC.

(a)	4,312,731

(b)	12.1%

(c)	(i) sole voting power: 4,312,731

(ii) shared voting power: 0

(iii) sole dispositive power: 4,312,731

(iv) shared dispositive power: 0

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable.

Page 5 of 6 Pages

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.

Item 10.	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 6 of 6 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	/s/ Karen Singer
Karen Singer